Exhibit 99.1
NVR, INC. ANNOUNCES THIRD QUARTER RESULTS

October 20, 2020, Reston, VA—NVR, Inc. (NYSE: NVR), one of the nation’s largest homebuilding and mortgage banking companies, announced net income for its third quarter ended September 30, 2020 of $256,466,000, or $65.11 per diluted share. Net income and diluted earnings per share for the third quarter ended September 30, 2020 increased 15% and 16%, respectively, when compared to 2019 third quarter net income of $223,787,000, or $56.11 per diluted share. Consolidated revenues for the third quarter of 2020 totaled $1,990,012,000, which increased 4% from $1,911,264,000 in the third quarter of 2019.
For the nine months ended September 30, 2020, consolidated revenues were $5,192,908,000, a 4% decrease from $5,398,469,000 reported for 2019. Net income for the nine months ended September 30, 2020 was $596,244,000, a decrease of 4% when compared to the nine months ended September 30, 2019. Diluted earnings per share for the nine months ended September 30, 2020 was $153.03, a decrease of 2% from $156.61 per diluted share for 2019.
Homebuilding
New orders in the third quarter of 2020 increased by 40% to 6,681 units, when compared to 4,766 units in the third quarter of 2019. New orders were favorably impacted by robust demand attributable to historically low mortgage interest rates and lower resale inventory levels. The average sales price of new orders in the third quarter of 2020 was $384,200, an increase of 4% when compared with the third quarter of 2019. The cancellation rate in the third quarter of 2020 decreased to 12% compared to 16% in the third quarter of 2019. Settlements increased in the third quarter of 2020 to 5,180 units, which was 1% higher than the third quarter of 2019. Our backlog of homes sold but not settled as of September 30, 2020 increased on both a unit and dollar basis by 32% and 37%, respectively, to 12,124 units and $4,655,510,000 compared to the respective backlog unit and dollar balances as of September 30, 2019.
Homebuilding revenues of $1,920,751,000 in the third quarter of 2020 increased 3% compared to homebuilding revenues of $1,873,331,000 in the third quarter of 2019. Gross profit margin in the third quarter of 2020 increased to 20.0%, compared to 19.0% in the third quarter of 2019. Income before tax from the homebuilding segment totaled $269,645,000 in the third quarter of 2020, an increase of 10% when compared to the third quarter of 2019.
Mortgage Banking
Mortgage closed loan production in the third quarter of 2020 totaled $1,382,060,000, an increase of 1% when compared to the third quarter of 2019. Income before tax from the mortgage banking segment totaled $51,812,000 in the third quarter of 2020, an increase of 142% when compared to $21,400,000 in the third quarter of 2019. This increase is due primarily to an increase in secondary marketing gains on sales of loans.
Effective Tax Rate
Our effective tax rate for the three and nine months ended September 30, 2020 was 20.2% and 13.9%, respectively, compared to 16.2% and 14.8% for the three and nine months ended September 30, 2019, respectively. The effective tax rate in each period was favorably impacted by the recognition of an income tax benefit related to excess tax benefits from stock option exercises totaling $17,834,000 and $80,343,000 for the three and nine months ended September 30, 2020, respectively, and $27,604,000 and $86,809,000, for the three and nine months ended September 30, 2019, respectively.
Other Matters - COVID-19
The COVID-19 pandemic has had a significant impact on all facets of our business. Our primary focus as we face this challenge is to do everything we can to ensure the safety and well-being of our employees, customers and trade partners. We are currently able to operate in all of the markets we serve. In each of our markets, we continue to operate in accordance with the safety guidelines issued by the Centers for Disease Control and Prevention as well as state and local guidelines.

There is uncertainty regarding the extent and timing of disruption to our business that may result from COVID-19 and related governmental actions. There is also uncertainty as to the effects of economic relief efforts on the U.S. economy, unemployment, consumer confidence, demand for our homes and the mortgage market, including lending standards and secondary mortgage markets. We are unable to predict the extent to which this will impact our operational and financial performance including the impact of future developments such as the duration and spread of COVID-19, corresponding governmental actions, and the impact of such on our employees, customers and trade partners.

About NVR
NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding segment sells and builds homes under the Ryan Homes, NVHomes and Heartland Homes trade names, and operates in thirty-two metropolitan areas in fourteen states and Washington, D.C. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com and www.heartlandluxuryhomes.com.
Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other comparable terminology. All statements other than of historical facts are forward-looking statements. Forward-looking statements contained in this document may include those regarding market trends, NVR’s financial position, business strategy, the outcome of pending litigation, investigations or similar contingencies, projected plans and objectives of management for future operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to the following: the impact of COVID-19 on the economy; general economic and business conditions (on both a national and regional level); interest rate changes; access to suitable financing by NVR and NVR’s customers; increased regulation in the mortgage banking industry; the ability of our mortgage banking subsidiary to sell loans it originates into the secondary market; competition; the availability and cost of land and other raw materials used by NVR in its homebuilding operations; shortages of labor; weather related slow-downs; building moratoriums; governmental regulation; fluctuation and volatility of stock and other financial markets; mortgage financing availability; and other factors over which NVR has little or no control. NVR undertakes no obligation to update such forward-looking statements except as required by law.

NVR, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Homebuilding:
Revenues	$1,920,751	$1,873,331	$5,065,216	$5,273,985
Other income	1,988	6,696	9,732	18,266
Cost of sales	(1,536,044)	(1,518,276)	(4,115,280)	(4,282,470)
Selling, general and administrative	(105,741)	(109,969)	(318,610)	(337,913)
Operating income	280,954	251,782	641,058	671,868
Interest expense	(11,309)	(6,008)	(26,689)	(18,034)
Homebuilding income	269,645	245,774	614,369	653,834

Mortgage Banking:
Mortgage banking fees	69,261	37,933	127,692	124,484
Interest income	2,222	3,340	6,545	8,910
Other income	887	819	2,215	2,039
General and administrative	(20,180)	(20,407)	(57,149)	(57,999)
Interest expense	(378)	(285)	(1,009)	(775)
Mortgage banking income	51,812	21,400	78,294	76,659

Income before taxes	321,457	267,174	692,663	730,493
Income tax expense	(64,991)	(43,387)	(96,419)	(108,091)

Net income	$256,466	$223,787	$596,244	$622,402

Basic earnings per share	$69.19	$60.94	$161.85	$171.43

Diluted earnings per share	$65.11	$56.11	$153.03	$156.61

Basic weighted average shares outstanding	3,706	3,672	3,684	3,631

Diluted weighted average shares outstanding	3,939	3,988	3,896	3,974

NVR, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Homebuilding:
Cash and cash equivalents	$2,539,460	$1,110,892
Restricted cash	28,026	17,943
Receivables	21,461	18,278
Inventory:
Lots and housing units, covered under sales agreements with customers	1,541,587	1,075,420
Unsold lots and housing units	124,371	184,352
Land under development	63,608	69,196
Building materials and other	33,620	18,320
	1,763,186	1,347,288

Contract land deposits, net	377,105	413,851
Property, plant and equipment, net	58,570	52,260
Operating lease right-of-use assets	54,964	63,825
Reorganization value in excess of amounts allocable to identifiable assets, net	41,580	41,580
Other assets	204,343	176,144
	5,088,695	3,242,061
Mortgage Banking:
Cash and cash equivalents	21,546	29,412
Restricted cash	3,172	2,276
Mortgage loans held for sale, net	340,927	492,125
Property and equipment, net	4,896	5,828
Operating lease right-of-use assets	13,376	13,345
Reorganization value in excess of amounts allocable to identifiable assets, net	7,347	7,347
Other assets	19,961	17,421
	411,225	567,754
Total assets	$5,499,920	$3,809,815

NVR, Inc.
Consolidated Balance Sheets (Continued)
(in thousands, except share and per share data)
(unaudited)

	September 30, 2020	December 31, 2019
LIABILITIES AND SHAREHOLDERS' EQUITY
Homebuilding:
Accounts payable	$342,412	$262,987
Accrued expenses and other liabilities	387,757	346,035
Customer deposits	211,122	131,886
Operating lease liabilities	61,382	71,095
Senior notes	1,517,982	598,301
	2,520,655	1,410,304
Mortgage Banking:
Accounts payable and other liabilities	45,906	43,985
Operating lease liabilities	14,366	14,282
	60,272	58,267
Total liabilities	2,580,927	1,468,571

Commitments and contingencies

Shareholders' equity:
Common stock, $0.01 par value; 60,000,000 shares authorized; 20,555,330 shares issued as of both September 30, 2020 and December 31, 2019	206	206
Additional paid-in capital	2,188,207	2,055,407
Deferred compensation trust – 106,697 and 107,295 shares of NVR, Inc. common stock as of September 30, 2020 and December 31, 2019, respectively	(16,710)	(16,912)
Deferred compensation liability	16,710	16,912
Retained earnings	8,506,116	7,909,872
Less treasury stock at cost – 16,836,943 and 16,922,558 shares as of September 30, 2020 and December 31, 2019, respectively	(7,775,536)	(7,624,241)
Total shareholders' equity	2,918,993	2,341,244
Total liabilities and shareholders' equity	$5,499,920	$3,809,815

NVR, Inc.
Operating Activity
(dollars in thousands)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020		2019		2020		2019
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
New orders, net of cancellations:
Mid Atlantic (1)	2,592	$455.5	2,086	$427.7	7,034	$447.4	6,852	$419.1
North East (2)	542	$441.1	323	$379.0	1,269	$405.4	1,000	$378.9
Mid East (3)	1,644	$335.5	1,141	$328.6	4,405	$326.0	3,631	$322.0
South East (4)	1,903	$313.0	1,216	$304.2	4,889	$305.3	3,661	$301.6
Total	6,681	$384.2	4,766	$369.2	17,597	$374.5	15,144	$364.8

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020		2019		2020		2019
	Units	Average Price	Units	Average Price	Units	Average Price	Units	Average Price
Settlements:
Mid Atlantic (1)	2,172	$437.1	2,421	$418.0	5,898	$434.6	6,890	$417.3
North East (2)	396	$398.9	316	$381.3	939	$385.9	933	$391.0
Mid East (3)	1,250	$324.0	1,255	$323.5	3,180	$322.5	3,382	$326.5
South East (4)	1,362	$299.8	1,132	$295.6	3,689	$301.9	3,132	$296.6
Total	5,180	$370.8	5,124	$365.5	13,706	$369.5	14,337	$367.8

	As of September 30,
	2020		2019
	Units	Average Price	Units	Average Price
Backlog:
Mid Atlantic (1)	4,748	$457.7	4,110	$426.4
North East (2)	917	$427.8	630	$383.3
Mid East (3)	3,038	$333.2	2,055	$327.0
South East (4)	3,421	$315.1	2,377	$310.0
Total	12,124	$384.0	9,172	$371.0

NVR, Inc.
Operating Activity (Continued)
(dollars in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Average active communities:
Mid Atlantic (1)	170	201	183	208
North East (2)	41	34	41	32
Mid East (3)	135	136	138	131
South East (4)	119	102	113	93
Total	465	473	475	464

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Homebuilding data:
New order cancellation rate	11.8%	15.7%	15.8%	14.3%
Lots controlled at end of period			103,200	102,000

Mortgage banking data:
Loan closings	$1,382,060	$1,373,946	$3,658,591	$3,745,983
Capture rate	89%	90%	90%	89%

Common stock information:
Shares outstanding at end of period			3,718,387	3,698,185
Number of shares repurchased	—	18,024	57,611	129,679
Aggregate cost of shares repurchased	$—	$61,064	$216,582	$365,542

(1)	Maryland, Virginia, West Virginia, Delaware and Washington, D.C.
(2)	New Jersey and Eastern Pennsylvania
(3)	New York, Ohio, Western Pennsylvania, Indiana and Illinois
(4)	North Carolina, South Carolina, Tennessee and Florida

Investor Relations Contact:
Curt McKay
(703) 956-4058
ir@nvrinc.com